UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 26, 2016

MCBC Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37502	06-1571747
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cherokee Cove Drive Vonore, Tennessee	37885
(Address of Principal Executive Offices)	(Zip Code)

(423) 884-2221

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01

On May 26, 2016, MCBC Holdings, Inc. (the “Company”) and its wholly-owned subsidiaries, MasterCraft Boat Company, LLC, a Delaware limited liability company (“MasterCraft”), MasterCraft Services, Inc., a Tennessee corporation (“Services”), MCBC Hydra Boats, LLC, a Tennessee limited liability company (“Hydra”), MasterCraft International Sales Administration, Inc., a Delaware corporation (“Sales Administration” and, together with MasterCraft, Services and Hydra, each a “Borrower” and collectively, with the Company, the “Credit Parties”) entered into a Second Amended and Restated Credit and Guaranty Agreement by and among the Borrowers, the Company, as a guarantor, Fifth Third Bank, as the agent and letter of credit issuer, and the lenders party thereto (the “Amended Credit Agreement”). The Amended Credit Agreement replaces the Company’s Amended and Restated Credit Agreement, dated March 13, 2015 (as amended on February 18, 2016). The Amended Credit Agreement provides the Company with an $80 million senior secured credit facility, consisting of a $50 million term loan (the “Term Loan”) and a $30 million revolving credit facility (the “Revolving Credit Facility”).

The Amended Credit Agreement bears interest, at the Company’s option, at either the prime rate plus an applicable margin ranging from 0.95% to 1.50% or at an adjusted London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 2.75% to 3.50%, in each case based on the Company’s senior leverage ratio. Based on the Company’s current senior leverage ratio, the applicable margin for loans accruing interest at the prime rate is 1.00% and the applicable margin for loans accruing interest at LIBOR is 3.00%.

The Amended Credit Agreement is secured by a first-priority security interest in substantially all of the Company’s assets. Obligations under the Amended Credit Agreement are guaranteed by the Company and each of its domestic subsidiaries.

The Amended Credit Agreement contains a number of covenants that, among other things, restrict the Company’s ability to, subject to specified exceptions, incur additional debt; incur additional liens and contingent liabilities; sell or dispose of assets; merge with or acquire other companies; liquidate or dissolve; engage in businesses that are not in a related line of business; make loans, advances or guarantees; pay dividends or make other distributions; engage in transactions with affiliates; and make investments. The Company is also required to maintain a specified consolidated fixed charge coverage ratio and a specified total leverage ratio.

The Amended Credit Agreement includes customary events of default, including, but not limited to, payment defaults, covenant defaults, breaches of representations and warranties, cross-defaults to certain indebtedness, certain events of bankruptcy and insolvency, defaults under any security documents, and a change of control.

The Term Loan will mature and all remaining amounts outstanding thereunder will be due and payable on May 26, 2021.

The foregoing description of the Amended Credit Agreement is a general description and is qualified in its entirety by reference to the Amended Credit Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01            Other Events

On May 26, 2016, the Board of Directors of the Company (the “Board”) declared a special cash dividend of $4.30 per share payable on June 10, 2016 to its holders of common stock of record as of June 6, 2016. The dividend, totaling an aggregate payment of approximately $80.0 million, will be funded through existing cash and proceeds from the Amended Credit Agreement. A portion of the special dividend that is equal to the Company’s current and accumulated earnings and profits through fiscal year end June 30, 2016 will be taxable to shareholders as a qualified dividend for U.S. federal income tax purposes. The Company expects a portion of the special dividend will be in excess of the current and accumulated earnings and profits.  The excess amount will be treated as a nondividend distribution for U.S. federal income tax purposes, which will reduce the tax basis of a shareholder’s common shares. If the nondividend distribution exceeds the shareholder’s basis in its common stock, the remainder of the nondividend distribution in excess of the shareholder’s basis will be treated as a capital gain.

The Company intends to provide a preliminary estimate of its accumulated earnings and profits through fiscal year end June 30, 2016 on or before July 25, 2016 in the Investor Relations section of its website (www.mastercraft.com). Since the earnings and profits amount will not be finalized until the Company completes its corporate income tax returns for the June 30, 2016, fiscal year, the Company expects to provide final information as soon as it is available, but no later than January 2017.

The U.S. federal income tax treatment of holding common stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. The Company’s stockholders are urged to consult their tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences to them, in light of their particular investment or tax circumstances, of acquiring, holding and disposing of its common stock.

Item 9.01            Financial Statements and Exhibits.

(d)                   Exhibits

10.1                        Second Amended and Restated Credit and Guaranty Agreement, dated May 26, 2016, by and among MasterCraft Boat Company, LLC, MasterCraft Services, Inc., MCBC Hydra Boats LLC, MasterCraft International Sales Administration, Inc. as borrowers and other credit parties, various lenders and Fifth Third Bank as the agent and L/C issuer and lender.

99.1                        Press Release dated May 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCBC HOLDINGS, INC.

Dated: May 27, 2016	/s/ Timothy M. Oxley
Timothy M. Oxley

Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1

Second Amended and Restated Credit and Guaranty Agreement, dated May 26, 2016, by and among MasterCraft Boat Company, LLC, MasterCraft Services, Inc., MCBC Hydra Boats LLC, MasterCraft International Sales Administration, Inc. as borrowers and other credit parties, various lenders and Fifth Third Bank as the agent and L/C issuer and lender.

Exhibit 99.1	Press Release dated May 26, 2016.